EXHIBIT 10.33

LEASE TERMINATION AGREEMENT

This Lease Termination Agreement (“Agreement”) is made, entered and effective this 4th day of March, 2004, by and between MANAFORT FAMILY, LLC, a limited liability company under and existing by virtue of the laws of the State of Connecticut, the successor in interest to MB Associates, having its principal place of business at 414 New Britain Avenue, Plainville, Connecticut 06062 (hereinafter referred to as “Landlord”), and Boston Biomedica, Inc., a corporation incorporated under and existing by virtue of the laws of the Commonwealth of Massachusetts, and the successor in interest to BBI-North American Clinical Laboratories, Inc., having a present principal place of business at 375 West Street  West Bridgewater MA 02379 (hereinafter referred to as “Tenant”).

WHEREAS, on the 28th day of July, 1995, the parties entered into a written lease of the property known as 75 North Mountain Road, New Britain, Connecticut, the “Premises”, for an initial term of five (5) years beginning on August 1, 1995 and terminating on July 31, 2000 ( the “Lease”); and

WHEREAS, in accordance with Section 3 of the Lease, Tenant exercised its option to renew the Lease for an additional term of five (5) years commencing on August 1, 2000 (“Lease Extension”); and

WHEREAS, the parties desire to cancel and terminate the Lease and Lease Extension on the terms and conditions herein provided;

NOW, THEREFORE, in consideration of the payments and mutual covenants of the respective parties, it is agreed:

1.             Surrender.  Tenant does hereby surrender possession of the Premises described in the Lease and Lease Extension to Landlord, and Landlord does hereby accept the surrender of the Premise as of the date of the signing and execution of this Agreement, and the Lease and Lease Extension shall be and the same are hereby cancelled and terminated.

2.             Consideration.  For and in consideration of the foregoing surrender and acceptance and termination of Lease and Lease extension, Tenant concurrently herewith does hereby agree to pay to Landlord a lease buyout amount of One Hundred Fourteen Thousand Two Hundred Four ($114,204.00) Dollars on the following schedule:

a.             The sum of $12, 689.34 at the time of signing this Agreement and the remaining balance to be paid in monthly installments on the first day of each consecutive month starting April 1, 2004 in the principal amount of $12,689.34, for a total of nine (9) equal payments.  Time is of the essence.

b.             In the event that Tenant fails or neglects timely to deliver a monthly payment, the Landlord may give written notice of default and Landlord shall be entitled to accelerate the entire remaining balance.  Upon notice of default, Tenant shall be liable for interest at the statutory rate for judgments in Connecticut.  Tenant shall be liable and responsible for all costs of collection including attorneys’ fees incurred by the Landlord in enforcing its rights under this Agreement and in collecting the unpaid balance.

3.             Deposits.  Tenant acknowledges and certifies that the Landlord has not held any security deposits and as a result none need be refunded.

4.             February Rent.  Landlord acknowledges that Tenant has paid the February 2004 rent.

5.             Storage.  As part of the consideration and during such time that Tenants timely pays the installments and without creating a new tenancy, the Tenant is authorized to store medical records and miscellaneous furniture, at Tenant’s own risk, in the basement of the Premises until May 31, 2004 at no additional charge or rent.  Tenant shall maintain sufficient insurance coverage for all loss, damage or destruction of such medical records and miscellaneous furniture and save and hold Landlord harmless from any such claims. Should Tenant not remove such records and miscellaneous furniture on or before May 31, 2004, the Landlord is authorized to remove and relocate or dispose of such records and miscellaneous furniture at the Tenant’s expense and Tenant shall be liable to Landlord for all related costs and expenses incurred with regard to removal, relocation and disposal, including substitute storage charges and transportation charges incurred by Landlord.  Tenant certifies that all medical waste has been removed from the premises at or before the date of surrender of the Premises.

6.             Utilities.  Upon timely surrender of the Premises Landlord agrees that the expense for the utilities serving the Premises will revert to Landlord.  Tenant certifies that it has timely paid for all utility services as required by the Lease and Lease Extension up to the date of surrender.

7.             Release.  Except for the obligations under this Agreement the respective parties hereby release one another from any and all claims that either party may have against the other for any manner or thing arising out of or relating to the Lease and Lease Extension with regard  to possession of the demised Premises by Tenant.

8.             Laws.      This Agreement shall be subject to and interpreted in accordance with the laws of the State of Connecticut.

9.             Notices.   Notices and any communications between the parties shall be addressed to the parties at the addresses identified in the preamble, unless a party provides written notice to the other of a substitute address.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

LANDLORD
Witness:	Manafort Family, LLC

	By:	/s/ James A. Manafort, Jr.
James A. Manafort, Jr.
Its duly authorized Manager

TENANT
Witness:	Boston Biomedica, Inc.

	By:	/s/ Kevin W. Quinlan
Kevin W. Quinlan
Its duly authorized President
and Chief Operating Officer

STATE OF CONNECTICUT	)
	)	ss: Plainville	March 4, 2004
COUNTY OF HARTFORD	)

On this the 4th day of March, 2004, before me, the undersigned officer, personally appeared James A. Manafort, Jr., who acknowledged himself to be the Manager of Manafort Family, LLC, and that he as such Manager, being authorized so to do, executed the foregoing instrument for the purposes therein contained, as his free act and deed, and the free act and deed of said limited liability company.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

Notary Public

STATE OF	)
	)	ss:	March 4, 2004
COUNTY OF	)

On this the 4th day of March, 2004, before me, the undersigned officer, personally appeared Kevin W. Quinlan, who acknowledged himself to be the President of Boston Biomedica, Inc., and that he as such President, being authorized so to do, executed the foregoing instrument for the purposes therein contained, as his free act and deed, and the free act and deed of said corporation

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

Notary Public